Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
THOUSAND OAKS, Calif. — April 23, 2008 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 17.2% to $451.8 million compared with last year

•	Earnings per diluted share increased 35.1% to $0.77 compared with last year

•	Completed four strategic acquisitions

•	Raising 2008 earnings per share outlook
Teledyne Technologies today reported first quarter 2008 sales of $451.8 million, compared with sales of $385.6 million for the same period of 2007. Net income for the first quarter of 2008 was $27.9 million ($0.77 per diluted share), compared with net income of $20.5 million ($0.57 per diluted share) in the first quarter of 2007.
“We started 2008 with record sales and earnings per share. Operating margin increased 99 basis points, and earnings per share increased 35.1% compared with last year. This was the twenty-fifth consecutive quarter of year-over-year earnings growth,” said Robert Mehrabian, chairman, president and chief executive officer. “In a world of rising energy prices, heightened pollution concerns and turbulent financial markets, we believe Teledyne remains strategically well positioned. For example, Teledyne’s marine and environmental instrumentation businesses, which are leveraged to offshore energy exploration and production, as well as environmental monitoring markets, performed exceptionally well in the first quarter, with strong organic growth bolstered by our recent acquisitions. We completed four strategic acquisitions during the quarter, and despite tighter credit markets, we were able to increase availability under our credit facility with no increase in marginal borrowing cost.”
Review of Operations (comparisons are with the first quarter of 2007, unless noted otherwise)
In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. In addition, the Systems Engineering Solutions segment was renamed Engineered Systems. Previously reported segment financial data for the first quarter of 2007 reflects the new segment presentation to enhance comparability between periods.

Electronics and Communications
The Electronics and Communications segment’s first quarter 2008 sales were $301.3 million, compared with $248.3 million, an increase of 21.3%. First quarter 2008 operating profit was $40.3 million, compared with operating profit of $30.2 million, an increase of 33.4%.
The first quarter 2008 sales improvement resulted from revenue growth in electronic instruments, defense electronics, and other commercial electronics. The revenue growth in electronic instruments was driven by organic sales growth and the acquisition of assets of D.G. O’Brien, Inc. in March 2007, the acquisition of assets of Impulse Enterprise (“Impulse”) on December 31, 2007, the acquisition of Storm Products Co. (“Storm”) on December 31, 2007 and the acquisition of S G Brown Limited and its wholly-owned subsidiary TSS (International) Limited (together “TSS International”) on January 31, 2008. Organic sales growth in electronic instruments reflected increased sales of geophysical sensors for the energy exploration market. The revenue growth in defense electronics was driven by organic sales growth, the acquisition of Storm on December 31, 2007 and the acquisition of assets of Judson Technologies, LLC (“Judson”) on February 1, 2008. Higher sales of other commercial electronics primarily reflected increased avionics sales, partially offset by lower sales of medical electronic manufacturing services. The increase in segment revenue in the first quarter of 2008 from acquisitions made since the end of the fourth quarter of 2006 was $31.8 million. Operating profit was favorably impacted by revenue from acquisitions, organic sales growth and sales mix and lower LIFO expense of $0.4 million.
Engineered Systems
The Engineered Systems segment’s first quarter 2008 sales were $83.5 million, compared with $73.9 million, an increase of 13.0%. First quarter 2008 operating profit was $8.1 million, compared with operating profit of $6.5 million, an increase of 24.6%.
The first quarter 2008 sales improvement primarily reflected revenue growth in aerospace programs. Operating profit in the first quarter of 2008 reflected the impact of higher revenue, partially offset by lower margins in certain environmental programs. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.2 million in the first quarter of 2008, compared with $1.6 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $1.8 million in the first quarter of 2008, compared with $2.0 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s first quarter 2008 sales were $46.5 million, compared with $46.4 million, an increase of 0.2%. First quarter 2008 operating profit was $4.6 million, compared with $6.0 million, a decrease of 23.3%. Operating profit for the first quarter of 2008 reflected sales mix differences.
Energy and Power Systems
The Energy and Power Systems segment’s first quarter 2008 sales were $20.5 million, compared with $17.0 million, an increase of 20.6%. First quarter 2008 operating profit was $2.2 million, compared with $1.8 million, an increase of 22.2%.
First quarter 2008 sales reflected higher commercial hydrogen generators and government power systems sales, partially offset by lower sales in the turbine engine business. Operating profit reflected higher margins and sales in the hydrogen generator business, which were partially offset by the impact of lower sales and lower margins in the turbine engine business.

Additional Financial Information (comparisons are with the first quarter of 2007, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $22.6 million for the first quarter of 2008, compared with $36.5 million. The lower cash provided by operating activities in 2008 was primarily due to increased working capital requirements and higher pension contributions. Free cash flow (cash from operating activities less capital expenditures) was $13.9 million for the first quarter of 2008, compared with free cash flow of $24.2 million and reflected lower cash flow from operations. At March 30, 2008, total debt was $300.4 million, which includes $295.0 million drawn on available credit lines, as well as other debt and capital lease obligations. In the first quarter of 2008, Teledyne Technologies completed four acquisitions for a total of $164.2 million in cash. The acquisitions were funded primarily from borrowings from our $590.0 million credit facility. Cash and cash equivalents were $21.2 million at March 30, 2008. The company also received $1.8 million from the exercise of employee stock options in the first quarter of 2008, compared with $1.6 million. Capital expenditures for the first quarter of 2008 were $8.7 million, compared with $12.3 million. Depreciation and amortization expense for the first quarter of 2008 was $10.7 million, compared with $7.7 million.
Free Cash Flow(a)

	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2008	2007
Cash provided by operating activities	$22.6	$36.5
Capital expenditures for property, plant and equipment	(8.7)	(12.3)

Free cash flow	$13.9	$24.2

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $2.3 million for the first quarter of 2008 and $3.0 million for the first quarter of 2007, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.3 million for the first quarter of 2008 and $2.5 million for the first quarter of 2007. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the first quarter of 2008 was 35.9% compared with 37.7%. The company completed an analysis of research and development spending for 2007, as well as the base period years, and anticipates the receipt of income tax refunds for the 2007 tax year. The effective tax rate for the first quarter of 2008 reflects the impact of an expected research and development income tax refund of $1.3 million for the 2007 tax year. Excluding this item, the company’s effective tax rate for the first quarter of 2008 would have been 38.8%. The effective tax rate for the first quarter of 2007 reflects the reversal of $0.5 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding this item, the company’s effective tax rate for the first quarter of 2007 would have been 39.0%.

Stock Option Compensation Expense
For the first quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. For the first quarter of 2007, the company recorded a total of $1.7 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $3.0 million for the first quarter of 2008, compared with $3.6 million, and primarily reflected lower outstanding debt levels and lower average interest rates. However, interest expense is expected to increase due to debt incurred for recent acquisitions. Other income and expense included higher deferred compensation expenses. Corporate expense was $7.5 million for the first quarter of 2008, compared with $7.6 million. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2008 earnings per diluted share will be in the range of approximately $0.72 to $0.74. The full year 2008 earnings per diluted share outlook is expected to be in the range of approximately $2.98 to $3.06, an increase from the prior outlook of $2.86 to $2.94. The company’s 2008 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the recent acquisitions. In addition, the company’s second quarter and full year 2008 earnings per diluted share outlook reflects an anticipated increase in expenses, including intangible asset amortization and higher interest expense, as a result of these acquisitions. The company’s estimated effective tax rate for 2008 is expected to be 39.0%, excluding expected research and development income tax refunds of $1.3 million recorded in the first quarter of 2008.
The full year 2008 earnings outlook includes approximately $10.0 million in pension expense under SFAS No. 87 and No. 158, or $0.6 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2007 earnings included $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2008 pension expense reflects pension contributions made in 2007.

The company’s 2008 earnings outlook also reflects $7.8 million in stock option compensation expense. The company’s 2007 earnings included $6.8 million in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2008 Full Year Outlook		2007	2006
	Low	High	Actual	Actual

Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$3.08	$3.16	$2.72	$2.36
Pension expense — SFAS No. 87 and No. 158	(0.17)	(0.17)	(0.21)	(0.27)
Pension expense — CAS (b)	0.16	0.16	0.18	0.18

Earnings per share (excluding stock option expense and income tax benefit)	3.07	3.15	2.69	2.27
Stock option expense (c)	(0.13)	(0.13)	(0.12)	(0.10)
Income tax benefit (d)	0.04	0.04	0.15	0.09

Earnings per share — GAAP	$2.98	$3.06	$2.72	$2.26

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense.

(d)	Fiscal year 2008 reflects income tax credits of $1.3 million in the first quarter of 2008. Fiscal year 2007 reflects income tax credits of $4.4 million and also reflects the reversal of $1.1 million in income tax contingency reserves for the year which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in the leadership of the U.S. Government could result, over time, in reductions in defense spending and further changes in programs in which the company participates.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 23, 2008. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 23, 2008.
Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 30, 2008 AND APRIL 1, 2007
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2008	2007
Net sales	$451.8	$385.6
Costs and expenses:
Costs of sales	315.3	272.0
Selling, general and administrative expenses	88.8	76.7

Total costs and expenses	404.1	348.7

Income before other income and (expense) and taxes	47.7	36.9
Other income (expense), net	(0.2)	0.3
Minority interest	(1.0)	(0.7)
Interest expense, net	(3.0)	(3.6)

Income before income taxes	43.5	32.9
Provision for income taxes (a)	15.6	12.4

Net income	$27.9	$20.5

Diluted earnings per common share	$0.77	$0.57

Weighted average diluted common shares outstanding	36.3	35.8

(a)	The first quarter of 2008 includes income tax credits of $1.3 million. The first quarter of 2007 includes the reversal of $0.5 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED
MARCH 30, 2008 AND APRIL 1, 2007 (a)
(Unaudited — In millions)

	First	First
	Quarter2008	Quarter 2007	% Change
Net sales:
Electronics and Communications	$301.3	$248.3	21.3%
Engineered Systems	83.5	73.9	13.0%
Aerospace Engines and Components	46.5	46.4	0.2%
Energy and Power Systems	20.5	17.0	20.6%

Total net sales	$451.8	$385.6	17.2%

Operating profit and other segment income:
Electronics and Communications	$40.3	$30.2	33.4%
Engineered Systems	8.1	6.5	24.6%
Aerospace Engines and Components	4.6	6.0	(23.3)%
Energy and Power Systems	2.2	1.8	22.2%

Segment operating profit and other	$	$	24.0%
segment income	55.2	44.5
Corporate expense	(7.5)	(7.6)	(1.3)%
Other income (expense), net	(0.2)	0.3	* %
Minority interest	(1.0)	(0.7)	42.9%
Interest expense, net	(3.0)	(3.6)	(16.7)%

Income before income taxes	43.5	32.9	32.2%
Provision for income taxes (b)	15.6	12.4	25.8%

Net income	$27.9	$20.5	36.1%

(a)	Previously reported information for the first quarter of 2007 was changed to reflect the current segment structure effective in the fourth quarter of 2007.

(b)	The first quarter of 2008 includes income tax credits of $1.3 million. The first quarter of 2007 includes the reversal of $0.5 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
MARCH 30, 2008 AND DECEMBER 30, 2007
(Current period unaudited — In millions)

	March 30,	December 30,
	2008	2007

ASSETS
Cash and cash equivalents	$21.2	$13.4
Accounts receivable, net	282.1	241.1
Inventories, net	204.2	174.6
Deferred income taxes, net	36.6	34.5
Prepaid expenses and other assets	15.9	13.1

Total current assets	560.0	476.7

Property, plant and equipment, net	187.2	177.2
Deferred income taxes, net	49.9	56.9
Goodwill and acquired intangible assets, net	547.7	413.3
Other assets, net	36.8	35.3

Total assets	$1,381.6	$1,159.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$122.9	$105.1
Accrued liabilities	160.8	157.1
Current portion of long-term debt and capital lease	0.9	0.8

Total current liabilities	284.6	263.0

Long-term debt and capital lease obligation	299.5	142.4
Other long-term liabilities	232.5	223.8

Total liabilities	816.6	629.2
Total stockholders’ equity	565.0	530.2

Total liabilities and stockholders’ equity	$1,381.6	$1,159.4